Exhibit 2.3
AMENDMENT NO. 2
TO
AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER, dated as of August 17, 2025 (this “Amendment”), is made by and among Mount Logan Capital Inc., a corporation organized under the Laws of the Province of Ontario, Canada (“MLC”), 180 Degree Capital Corp., a corporation organized under the Laws of the State of New York (“TURN”), Yukon New Parent, Inc., a corporation organized under the Laws of the State of Delaware and a wholly-owned subsidiary of TURN (“New Parent”), Polar Merger Sub, Inc., a corporation organized under the Laws of the State of New York and a wholly-owned subsidiary of New Parent (“TURN Merger Sub”), and Moose Merger Sub, LLC, a limited liability company formed under the Laws of the State of Delaware and a wholly-owned subsidiary of New Parent (“MLC Merger Sub”, and collectively with MLC, TURN, New Parent and TURN Merger Sub, the “Parties” and each a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated January 16, 2025, as amended by the Amendment to Agreement and Plan of Merger, dated July 6, 2025, by and among the Parties (“Amendment No. 1”), and as may be further amended, supplemented or modified from time to time (the “Merger Agreement”).
RECITALS
WHEREAS, the Parties previously entered into the Merger Agreement, which sets forth the Parties’ respective rights and obligations with respect to the transactions contemplated thereby;
WHEREAS, pursuant to Section 11.2 of the Merger Agreement, the Merger Agreement may be amended, supplemented or modified by an instrument in writing signed on behalf of each of the Parties;
WHEREAS, the Parties previously entered into Amendment No. 1 with respect to the matters set forth therein; and
WHEREAS, the Parties desire to further amend the Merger Agreement and agree on certain matters, each as set forth below.
NOW, THEREFORE, in consideration of the premises set forth above, which are made part of this Amendment, and in consideration of the representations, warranties, covenants and understandings set forth in the Merger Agreement and this Amendment, with the receipt and sufficiency of such consideration hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
Article I
AMENDMENTS

1.1The defined term “TURN NAV Multiplier” in Section 10.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:
“TURN NAV Multiplier” means the quotient (rounded to the nearest fourth decimal place, with 0.00005 rounding up) of (i) the product of (A) the Closing TURN Net Asset Value and (B) 110%, divided by (ii) the Combined Closing NAV.”
Article II

MISCELLANEOUS
2.1References. Each reference to the Merger Agreement (including references to “this Agreement,” “hereunder,” “hereof” and words of like import) in the Merger Agreement shall, unless the context otherwise requires, mean the Merger Agreement as amended by Amendment No. 1 and this Amendment; provided, that references to “the date of this Agreement,” “the date hereof,” and other similar references in the Merger Agreement shall continue to refer to January 16, 2025 and not to the date of Amendment No. 1 or this Amendment.
2.2No Other Amendments; Continuing Effect. Except as specifically set forth herein, all terms, covenants, and provisions of the Merger Agreement shall remain unchanged and in full force and effect in accordance with its terms.
2.3Representations of the Parties. Each Party, severally and not jointly, hereby represents and warrants to each other Party:
(a)Such Party has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Amendment and to carry out any respective obligations hereunder. The execution and delivery of this Amendment has been duly and validly approved by the board of directors (or similar governing body, where applicable) of such Party, as applicable.
(b)This Amendment has been duly and validly executed and delivered by such Party and constitutes the valid and binding obligation of such Party.
2.4Governing Law; Jurisdiction. This Amendment shall be governed and construed in accordance with the Laws of the State of New York, subject to the terms set forth in Section 11.9 of the Merger Agreement, and this Amendment shall be enforced in accordance with the terms of Section 11.9 of the Merger Agreement.
2.5Amendment. This Amendment may only be amended, supplemented or modified by an instrument in writing signed on behalf of each of the Parties, which such action taken or authorized by their respective boards of directors (or similar governing body).
2.6Counterparts. This Amendment and any signed agreement or instrument entered into in connection with this Amendment may be executed in two or more counterparts, each such counterpart being deemed to be an original instrument and all such counterparts together constituting the same agreement and, to the extent signed and delivered by means of a facsimile machine or telecopy, by email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or telecopy,

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email delivery of a “.pdf” or “.jpg” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 to deliver a signature to this Amendment or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 as a defense to the amendment of the Merger Agreement and each Party hereto forever waives any such defense.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

MOUNT LOGAN CAPITAL INC.

By: /s/ Edward Goldthorpe
Name: Edward Goldthorpe
Title: CEO

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

180 DEGREE CAPITAL CORP.

By: /s/ Kevin M. Rendino
Name: Kevin M. Rendino
Title: Chief Executive Officer

YUKON NEW PARENT, INC.

By: /s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: President

POLAR MERGER SUB, INC.

By: /s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: President

MOOSE MERGER SUB, LLC

By: /s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: President

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]